Exhibit 99.1

Nov 8, 2017

USA Technologies Announces First Quarter Fiscal Year 2018 Results

Announced Agreement to Acquire Cantaloupe Systems

MALVERN, Pa.--(BUSINESS WIRE)-- USA Technologies, Inc. (NASDAQ:USAT) ("USAT"), a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market, today reported results for its first quarter ended September 30, 2017.

First Quarter Financial Highlights:

•	Revenue of $25.6 million, a year-over-year increase of 19% marking the 32nd consecutive quarter of growth

•	Net connections of 26,000, a year-over-year increase of 37%

•	Achieved record license and transaction fee revenue of $19.9 million, a year-over-year increase of 22%

•	Operating loss of $(0.6) million, compared to an operating loss of $(1.0) million in the prior year period

•	Adjusted operating income (operating income as adjusted for integration and acquisition costs) of $0.2 million, compared to a loss of $(0.8) million for the prior year period

•	Ended the quarter with $51.9 million in cash

•	Net loss of $(0.2) million, or $(0.01) per share, compared to a net loss of $(2.5) million, or $(0.07) per share for the prior year period

•	Adjusted EBITDA of $2.3 million, a year-over-year increase of 244%

"The first quarter was a strong start to our fiscal year, marked by continued momentum of cashless acceptance in our target market," said Stephen P. Herbert, USA Technologies' chairman and Chief Executive Officer. "During the quarter, we increased our penetration with our existing customers and reached the highest quarterly new customer additions in two years. We believe that our value proposition and addressable market will be further enhanced by our planned acquisition of Cantaloupe Systems, which we announced yesterday, November 7, 2017. Cantaloupe will bring complementary value added services that will enable USA Technologies to offer a comprehensive end-to-end enterprise platform to new customers and further penetrate our existing customer base."

"I am very pleased with our first quarter results," said Priyanka Singh, USA Technologies' Chief Financial Officer. "Consistent with our strategy, we grew revenue, while increasing our L&T margins and managing expenses, which led to improved profitability. We are excited about the opportunity to further enhance our financial model with the acquisition of Cantaloupe, which brings high margin recurring revenue and the potential for both cost and revenue synergies."

Fiscal Year 2018 Outlook

As a result of the announced agreement with Cantaloupe Systems, USAT is updating its outlook for fiscal 2018. The company now expects pro-forma combined revenue to be between $137 million to $142 million and adjusted EBITDA to be between $12.5 millionto $13.5 million. Net of one-time transaction and integration expenses and any purchase accounting adjustments, USAT expects the transaction to be accretive in fiscal 2018.

USA Technologies has not reconciled the company's adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and potential variability of the provision for (benefit from) income taxes, which is a reconciling item between adjusted EBITDA and GAAP net income (loss). Because this item cannot be reasonably predicted and could have a significant impact on the calculation of GAAP net income (loss), USA Technologies has not provided guidance for GAAP net income (loss) or a reconciliation of the company's adjusted EBITDA outlook to GAAP net income (loss). Accordingly, a GAAP net income (loss) outlook and a reconciliation of adjusted EBITDA outlook to GAAP net income (loss) is not available without unreasonable effort. For information regarding the reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see "Non-GAAP Financial Measures" and the reconciliation tables included in this press release under "Financial Schedules".

Webcast and Conference Call

USA Technologies will host a conference call and webcast the event beginning at 8:30 a.m. Eastern Time today, November 8, 2017.

To participate in the conference call, please dial (866) 393-1608 approximately 10 minutes prior to the call. International callers should dial (224) 357-2194. Please reference conference ID # 4097308.

A live webcast of the conference call will be available at http://usat.client.shareholder.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. A telephone replay of the conference call will be available from 11:30 a.m. Eastern Time on November 8, 2017 until 11:30 a.m. Eastern Time on November 11, 2017 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 4097308. An archived replay of the conference call will also be available in the investor relations section of the company's website.

About USA Technologies

USA Technologies, Inc. is a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market. The company also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort® Connect, ePort® Interactive, QuickConnect, an API Web service for developers, and MORE., a customizable loyalty program. USA Technologies has 76 United States and foreign patents in force; and has agreements with Verizon, Visa, Chase Paymentech and customers such as Compass, AMI Entertainment and others. For more information, please visit the website at www.usatech.com.

Discussion of Non-GAAP Financial Measures:

This press release contains certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles). Reconciliations between non-GAAP and GAAP measures are set forth below in Financial Schedule E.

The following non-GAAP financial measures are discussed herein: adjusted EBITDA, adjusted operating income, and non-GAAP net income (loss). The presentation of these additional financial measures is not intended to be considered in isolation from, or superior to, or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net income or net loss of USAT or net cash provided/used by operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with USAT's net income or net loss as determined in accordance with GAAP. These non-GAAP financial measures are not required by or defined under GAAP and may be materially different from the non-GAAP financial measures used by other companies. USAT has provided below in Financial Schedule E the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

As used herein, non-GAAP net income (loss) represents GAAP net income (loss) excluding costs or benefits relating to any adjustment for fair value of warrant liabilities, non-cash portions of the Company's income tax benefit (provision), non-recurring fees and charges that were incurred in connection with the acquisition and integration of the VendScreen business and the planned acquisition of Cantaloupe Systems, Inc., and professional fees incurred in connection with the class action litigation and the special litigation committee investigation. Management believes that non-GAAP net income (loss) is an important measure of USAT's business. Non-GAAP net income (loss) is a non-GAAP financial measure which is not required by or defined under GAAP. The presentation of this financial measure is not intended to be considered in isolation or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net income or net loss of the Company or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with the Company's net income or net loss as determined in accordance with GAAP, and are not a substitute for or a measure of the Company's profitability or net earnings. Management believes that non-GAAP net income (loss) is an important measure of the Company's business. Management uses the aforementioned non-GAAP measure to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. We believe that this non-GAAP financial measure serves as a useful metric for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods, and when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors' overall understanding of our current and future financial performance. Additionally, the Company utilizes non-GAAP net income (loss) as a metric in its executive officer and management incentive compensation plans.

As used herein, Adjusted EBITDA represents net loss before interest income, interest expense, income taxes, depreciation, amortization, non-recurring fees and charges that were incurred in connection with the acquisition and integration of the VendScreen business and the planned acquisition of Cantaloupe Systems, Inc., professional fees incurred in connection with the class action litigation incurred during the fiscal year, change in fair value of warrant liabilities, and stock-based compensation expense. We have excluded the non-operating item, change in fair value of warrant liabilities, because it represents a non-cash gain or charge that is not related to the Company's operations. We have excluded the non-cash expense, stock-based compensation, as it does not reflect the cash-based operations of the Company. We have excluded the non-recurring costs and expenses incurred in connection with the VendScreen transaction and the proposed acquisition of Cantaloupe Systems, Inc. in order to allow more accurate comparison of the financial results to historical operations. We have excluded the professional fees incurred in connection with the class action litigation because we believe that they represent a charge that is not related to the Company's operations. Adjusted EBITDA is a non-GAAP financial measure which is not required by or defined under GAAP. We use these non-GAAP financial measures for financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide useful information about our operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to metrics used by our management in its financial and operational decision making. The presentation of this financial measure is not intended to be considered in isolation or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the net income or net loss of the Company or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with the Company's net income or net loss as determined in accordance with GAAP, and are not a substitute for or a measure of the Company's profitability or net earnings. Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance. Additionally, the Company utilizes Adjusted EBITDA as a metric in its executive officer and management incentive compensation plans.

As used herein, adjusted operating income represents operating income before the non-recurring costs and expenses incurred in connection with the VendScreen transaction and the proposed acquisition of Cantaloupe Systems, Inc. We have excluded these non-recurring costs and expenses in order to allow more accurate comparison of the financial results to historical operations and we believe such a comparison is useful to investors as a measure of comparative operating performance.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the business strategy and the plans and objectives of USAT's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward looking statements. Such forward-looking statements are based on the beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the ability of management to accurately predict or forecast future financial results, including earnings or taxable income of USAT; the incurrence by USAT of any unanticipated or unusual non-operational expenses which would require us to divert our cash resources from achieving our business plan; the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the ability of USAT to compete with its competitors to obtain market share; whether USAT's customers continue to utilize USAT's transaction processing and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days' notice; the ability of USAT to raise funds in the future through the sales of securities or debt financings in order to sustain its operations if an unexpected or unusual non-operational event would occur; the ability of USAT to use available data to predict future market conditions, consumer behavior and any level of cashless usage; the ability to prevent a security breach of our systems or services or third party services or systems utilized by us; whether any patents issued to USAT will provide USAT with any competitive advantages or adequate protection for its products, or would be challenged, invalidated or circumvented by others; the ability of USAT to operate without infringing or violating the intellectual property rights of others; the ability of the Company to sell to third party lenders all or a portion of our finance receivables; the ability of a sufficient number of our customers to utilize third party financing companies under our QuickStart program which would improve our net cash used by operating activities; whether USAT experiences material weaknesses in its internal controls over financial reporting in future periods, which would result in USAT not being able to accurately or timely report its financial condition or results of operations; the effect of the proposed acquisition of Cantaloupe Systems, Inc. on USAT's earnings or adjusted EBITDA in fiscal year 2018; the possibility that all or a portion of the expected benefits and efficiencies from the combined offering of the services of USAT and Cantaloupe Systems, Inc., including increases in revenue, business efficiencies and competitiveness, and decrease in operational costs, will not be realized or would not be realized within the expected time period and whether USAT's existing or anticipated customers purchase, rent or utilize ePort devices or our other products or services in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Financial Schedules:

A. Statements of Operations for the 3 Months Ended September 30, 2017 and September 30, 2016

B. Five Quarter Select Key Performance Indicators

C. Balance Sheets at September 30, 2017 and at June 30, 2017

D. Statements of Cash Flows for the 3 Months Ended September 30, 2017 and September 30, 2016

E. Reconciliation of GAAP to Non-GAAP Financial Measures for the 3 Months Ended September 30, 2017 and September 30, 2016

(A) Statements of Operations for the 3 Months Ended September 30, 2017 and September 30, 2016

	Three months ended September 30,					Percent Change
($ in thousands, except shares and per share data)	2017	% of Sales	2016	% of Sales	Change
Revenues:
License and transaction fees	$19,944	77.9%	$16,365	75.8%	$3,579	21.9%
Equipment sales	5,673	22.1%	5,223	24.2%	450	8.6%
Total revenues	25,617	100.0%	21,588	100.0%	4,029	18.7%

Costs of sales/revenues:
Cost of services	13,326	66.8%	11,243	68.7%	2,083	18.5%
Cost of equipment	5,090	89.7%	4,178	80.0%	912	21.8%
Total costs of sales/revenues	18,416	71.9%	15,421	71.4%	2,995	19.4%

License and transaction gross profit	6,618	33.2%	5,122	31.3%	1,496	29.2%
Equipment gross profit	583	10.3%	1,045	20.0%	(462)	(44.2%)
Gross profit	7,201	28.1%	6,167	28.6%	1,034	16.8%

Operating expenses:
Selling, general and administrative	6,746	26.3%	6,808	31.5%	(62)	(0.9%)
Integration and acquisition costs	762	3.0%	101	0.5%	661	654.5%
Depreciation and amortization	245	1.0%	208	1.0%	37	17.8%
Total operating expenses	7,753	30.3%	7,117	33.0%	636	8.9%

Operating loss	(552)	(2.2%)	(950)	(4.4%)	398	41.9%

Other income (expense):
Interest income	80	0.3%	73	0.3%	7	9.6%
Interest expense	(209)	(0.8%)	(212)	(1.0%)	3	(1.4%)
Change in fair value of warrant liabilities	—	—	(1,490)	(6.9%)	1,490	(100.0%)
Total other expense, net	(129)	(0.5%)	(1,629)	(7.5%)	1,500	(92.1%)

Loss before income taxes	(681)	(2.7%)	(2,579)	(11.9%)	1,898	73.6%
Benefit for income taxes	468	1.8%	115	0.5%	353	307.0%

Net loss	(213)	(0.8%)	(2,464)	(11.4%)	2,251	91.4%
Cumulative preferred dividends	(334)	(1.3%)	(334)	(1.5%)	—	—
Net loss applicable to common shares	$(547)	(2.1%)	$(2,798)	(13.0%)	$2,251	80.5%
Net loss per common share - basic and diluted	$(0.01)		$(0.07)		$0.06	84.2%

Weighted average number of common shares outstanding - basic and diluted	47,573,364		38,488,005		9,085,359	23.6%

(B) Five Quarter Select Key Performance Indicators

	As of and for the three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousand)	2017	2017	2017	2016	2016
Connections:
Gross New connections	28,000	70,000	40,000	25,000	22,000
% from existing customer base	82%	93%	88%	80%	86%
Net New connections	26,000	64,000	35,000	21,000	19,000
Total connections	594,000	568,000	504,000	469,000	448,000

Customers:
New customers added	550	300	500	500	350
Total customers	13,250	12,700	12,400	11,900	11,400

Volumes:
Total number of transactions (millions)	121.1	114.8	104.9	100.1	95.1
Transaction volume (millions)	$239.2	$225.6	$202.5	$191.5	$183.4

Financing structure of connections:
JumpStart	4.1%	3.3%	8.6%	6.8%	7.7%
QuickStart & All Others *	95.9%	96.7%	91.4%	93.2%	92.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

*Includes credit sales with standard trade receivable terms

(C) Balance Sheets at September 30, 2017 and at June 30, 2017

	September 30,	June 30,
($ in thousands, except shares)	2017	2017

Assets
Current assets:
Cash and cash equivalents	$51,870	$12,745
Accounts receivable, less allowance of $3,445 and $3,149, respectively	10,288	7,193
Finance receivables, less allowance of $22 and $19, respectively	3,082	11,010
Inventory	8,240	4,586
Prepaid expenses and other current assets	1,122	968
Total current assets	74,602	36,502

Non-current assets:
Finance receivables, less current portion	7,742	8,607
Other assets	750	687
Property and equipment, net	11,850	12,111
Deferred income taxes	28,205	27,670
Intangibles, net	578	622
Goodwill	11,492	11,492
Total non-current assets	60,617	61,189

Total assets	$135,219	$97,691

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$14,211	$16,054
Accrued expenses	3,795	4,130
Line of credit, net	7,051	7,036
Capital lease obligations and current obligations under long-term debt	2,649	3,230
Income taxes payable	10	10
Deferred gain from sale-leaseback transactions	197	239
Total current liabilities	27,913	30,699

Long-term liabilities:
Capital lease obligations and long-term debt, less current portion	1,049	1,061
Accrued expenses, less current portion	62	53
Deferred gain from sale-leaseback transactions, less current portion	99	100
Total long-term liabilities	1,210	1,214

Total liabilities	$29,123	$31,913

Shareholders’ equity:
Preferred stock, no par value, 1,800,000 shares authorized, no shares issued	—	—
Series A convertible preferred stock, 900,000 shares authorized, 445,063 issued and outstanding, with liquidation preferences of $19,109 and $18,775 at September 30, 2017 and June 30, 2017, respectively	3,138	3,138
Common stock, no par value, 640,000,000 shares authorized, 50,194,731 and 40,331,645 shares issued and outstanding at September 30, 2017 and June 30, 2017, respectively	286,463	245,999
Accumulated deficit	(183,505)	(183,359)
Total shareholders’ equity	106,096	65,778
Total liabilities and shareholders’ equity	$135,219	$97,691

(D) Statements of Cash Flows for the 3 Months Ended September 30, 2017 and September 30, 2016

	Three months ended September 30,
($ in thousands)	2017	2016
OPERATING ACTIVITIES:
Net loss	$(213)	$(2,464)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash stock based compensation	576	211
Gain on disposal of property and equipment	(18)	—
Non-cash interest and amortization of debt discount	15	105
Bad debt expense	118	97
Depreciation and amortization	1,492	1,301
Change in fair value of warrant liabilities	—	1,490
Excess tax benefits	67	—
Deferred income taxes, net	(535)	(115)
Recognition of deferred gain from sale-leaseback transactions	(43)	(215)
Changes in operating assets and liabilities:
Accounts receivable	(3,192)	(1,038)
Finance receivables	8,771	(5)
Inventory	(3,648)	(2,223)
Prepaid expenses and other current assets	(217)	(224)
Accounts payable and accrued expenses	(2,168)	(3,175)
Income taxes payable	—	(10)
Net cash provided by (used in) operating activities	1,005	(6,265)

INVESTING ACTIVITIES:
Purchase of property and equipment, including rentals	(992)	(810)
Proceeds from sale of property and equipment, including rentals	45	—
Net cash used in investing activities	(947)	(810)

FINANCING ACTIVITIES:
Cash used in retirement of common stock	—	(31)
Proceeds from exercise of common stock warrants	—	6,193
Issuance of common stock in public offering, net	39,888	—
Repayment of capital lease obligations and long-term debt	(821)	(161)
Net cash provided by financing activities	39,067	6,001

Net increase (decrease) in cash and cash equivalents	39,125	(1,074)
Cash and cash equivalents at beginning of period	12,745	19,272
Cash and cash equivalents at end of period	$51,870	$18,198

Supplemental disclosures of cash flow information:
Interest paid in cash	$107	$87
Income taxes paid in cash (refund), net	$—	$—
Supplemental disclosures of noncash financing and investing activities:
Equipment and software acquired under capital lease	$227	$254

(E) Reconciliation of GAAP to Non-GAAP Financial Measures for the 3 Months Ended September 30, 2017 and September 30, 2016

Reconciliation of Net Loss to Adjusted EBITDA:

	Three months ended September 30, 2017
				Percentage Change
($ in thousand)	2017	2016	Change
Net loss	$(213)	$(2,464)	$2,251	91.4%
Less interest income	(80)	(73)	(7)	9.6%
Plus interest expense	209	212	(3)	(1.4%)
Less income tax benefit	(468)	(115)	(353)	307.0%
Plus depreciation expense	1,448	1,257	191	15.2%
Plus amortization expense	44	44	—	—
EBITDA	$940	$(1,139)	$2,079	182.5%

Plus loss on fair value of warrant liabilities	—	1,490	(1,490)	(100.0%)
Plus stock-based compensation	576	211	365	173.0%
Plus integration and acquisition costs	762	101	661	654.5%
Adjustments to EBITDA	1,338	1,802	(464)	(25.7%)
Adjusted EBITDA	$2,278	$663	$1,615	243.6%

Reconciliation of Operating Loss to Adjusted Operating Income/(Loss):

	Three months ended September 30, 2017
				Percentage Change
($ in thousand)	2017	2016	Change
Operating loss	$(552)	$(950)	$398	41.9%
Plus integration and acquisition costs	762	101	661	654.5%
Adjusted operating income/(loss)	$210	$(849)	$(1,059)	124.7%

Reconciliation of Net Loss to Non-GAAP Net Income/(Loss):

	Three months ended September 30,
				Percentage Change
($ in thousands, except shares and per share data)	2017	2016	Change
Net loss	$(213)	$(2,464)	$2,251	91.4%
Non-GAAP adjustments:
Non-cash portion of income tax benefit	(468)	(115)	(353)	307.0%
Fair value of warrant adjustment	—	1,490	(1,490)	(100.0%)
Litigation related professional fees	—	33	(33)	(100.0%)
Integration and acquisition costs	762	101	661	654.5%
Non-GAAP net income/(loss)	81	(955)	1,036	(108.5%)

Investor Contact:
Monica Gould
The Blueshirt Group
Tel: +1 212-871-3927
monica@blueshirtgroup.com

Lindsay Savarese
The Blueshirt Group
Tel: +1 212-331-8417
lindsay@blueshirtgroup.com

Source: USA Technologies, Inc.
F-USAT